Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated October 31, 2007)	Registration No. 333-146550

LightPath Technologies, Inc.
2603 Challenger Tech Court, Suite 100,
Orlando, Florida 32826
(407) 382-4003

1,120,000 SHARES OF CLASS A
COMMON STOCK

This prospectus supplement relates to the public offering of up to 1,120,000 shares of our Class A Common Stock, $0.01 par value (the “common stock”), that were previously issued to our stockholders or are issuable upon the exercise of warrants held by certain of our stockholders (collectively, the “selling stockholders”).

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the original prospectus dated October 31, 2007.

Our common stock is traded on The Nasdaq Stock Market, on the Nasdaq Capital Market, under the symbol LPTH.

Investing in our common stock involves risks. Before purchasing any of the shares offered by the prospectus, you should carefully consider the risk factors beginning on page 4 of the prospectus and as updated in any filings made with the Securities and Exchange Commission that are incorporated by reference in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information appearing in the section entitled “Plan of Distribution” is hereby amended by adding the information below:

First Montauk Securities Corp., the placement agent for the offering of the common stock to the selling stockholders, received in consideration for such services, among other things, warrants for the purchase of a total of 80,000 shares of common stock. Of the 80,000 shares, First Montauk designated 70,000 to certain of its employees as demonstrated in the table appearing under the heading “Selling Stockholders.” In compliance with FINRA Rule 2710(g)(1), First Montauk and such employees agreed to a prohibition on their ability to exercise the warrants for a period of six months following the effective date of the registration statement to which this prospectus is a part.

The date of this prospectus supplement is February 12, 2008